FOR IMMEDIATE RELEASE

Jon Harris Bally Total Fitness Corporation 773-864-6850 jharris@ballyfitness.com

Matt Messinger/Joe Cohen The MWW Group 201-964-2377/201-964-2443 mmessing@mww.com jcohen@mww.com

Bally Total Fitness Completes Acquisition of Crunch Fitness

       CHICAGO, IL, January 2, 2002 – Bally Total Fitness (NYSE: BFT) announced today it has completed its previously announced acquisition of Crunch Fitness®, one of the world’s leading fitness and entertainment brands renowned for its innovative group fitness programming and unique marketing and advertising strategies.

Crunch Fitness, with its 19 clubs, is the leader in one of the industry’s fastest growing segments -- the young, upscale, urban fitness market.

Bally Total Fitness and Crunch announced acquisition plans on October 15, 2001.

About Bally Total Fitness Corporation:
Bally Total Fitness is the largest and only nationwide, commercial operator of fitness centers, with approximately four million members and 410 facilities located in 28 states and Canada under the Bally Total Fitness, Crunch Fitness, Bally Sports Club, Gorilla Sports, Pinnacle Fitness and Sports Clubs of Canada brands. With more than 125 million annual visits to its fitness centers, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers. For more information, visit www.ballyfitness.com.

About CRUNCH:
Crunch Fitness® is a bold and vibrant expression of fitness, fashion, music, entertainment and style. Founded in 1989, Crunch is one of the world’s leading fitness and entertainment brands with 19 locations in New York, Los Angeles, San Francisco, Miami, Chicago, Atlanta and Mission Viejo. Crunch has a philosophy of “no judgements” and an environment that warmly welcomes people from all walks of life, regardless of shape, size, sex or ability. Renowned for fusing fitness and entertainment, Crunch continually changes the way the world looks at exercise, creating programs like “Cycle Karaoke,” “Firefighter Workout,” and “Urban Rebounding.” The Crunch brand also incorporates original apparel and accessories for men and women, Crunch Magazine, Crunch Radio, chart-topping exercise videos, music compilation CDs and a lifestyle book series. To learn more about Crunch visit www.crunch.com.

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; the impact of debt structure; risks related to acquisitions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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